                                                                      EXHIBIT 5


                        [VINSON & ELKINS LETTERHEAD]

                               December 23, 1997


International Home Foods, Inc.
1633 Littleton Road
Parsippany, New Jersey 07054

Dear Sirs:

         We have acted as counsel to International Home Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") of the offer and sale of an aggregate of 8,444,021 shares (the "Shares") of common stock ("Common Stock"), par value $.01 per share, of the Company, as that number may be adjusted from time to time pursuant to the provisions of the International Home Foods, Inc. 1997 Stock Option Plan (including any agreement evidencing an award thereunder, the "Plan"), that may be issued pursuant to the Plan. Unless otherwise defined herein, terms having their initial letters capitalized have the meanings ascribed to them in the Plan.

         In reaching the opinion set forth herein, we have reviewed such agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we deemed relevant.

         Based upon and subject to the foregoing, and subject further to the assumptions, exceptions, and qualifications hereinafter stated, we express the opinion that each Share, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         The opinion expressed above is subject to the following assumptions, exceptions and qualifications:

                 (a) We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing any document reviewed by us had the legal capacity to do so.

                 (b) We have also assumed that the Company will receive the full amount and type of consideration (as specified in the Plan) for each of the Shares upon issuance, that such

International Home foods, Inc.
December 23, 1997
Page 2



consideration will be in cash, personal property, or services already performed, that such consideration will equal or exceed the par value per share of Common Stock, that appropriate certificates evidencing the Shares will be properly executed upon such issuance, and that each grant of an award pursuant to the Plan will be duly authorized.

         The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law, and the federal laws of the United States of America.

         This opinion may be filed as an exhibit to a registration statement filed under the Securities Act. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                   Very truly yours,

                                                   VINSON & ELKINS L.L.P.

                                                   /s/ VINSON & ELKINS